UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SHUTTERFLY, INC.
(Name of Registrant as Specified in Its Charter)

MARATHON PARTNERS L.P.
MARATHON FOCUS FUND L.P.
MARATHON PARTNERS 4X6 FUND, L.P.
CIBELLI RESEARCH & MANAGEMENT, LLC
MARATHON PARTNERS EQUITY MANAGEMENT, LLC
MARIO D. CIBELLI
MARWAN FAWAZ
THOMAS D. HUGHES

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Marathon Partners Equity Management, LLC (“Marathon Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Shutterfly, Inc.

On June 4, 2015, Marathon Partners issued the following press release:

MARATHON PARTNERS ISSUES OPEN LETTER TO SHUTTERFLY SHAREHOLDERS

New York, NY – June 4, 2015 - Marathon Partners Equity Management, LLC, together with its affiliates (“Marathon Partners”), one of the largest shareholders of Shutterfly, Inc. (“Shutterfly” or the “Company”)(NASDAQ:SFLY), today announced that it has issued an open letter to its fellow Shutterfly shareholders.  In the letter, Marathon Partners corrects some of the recent misleading statements, false allegations, and gross misrepresentations made by Shutterfly in a recent letter to shareholders.  Marathon Partners also expressed its strong disappointment with the Shutterfly Board for resorting to such unprofessional and misguided tactics in an attempt to manipulate the vote as desperation sets in with just over a week until Shutterfly’s 2015 Annual Meeting.

The full text of the letter follows:
June 4, 2015

Dear Fellow Shutterfly Shareholders:

The 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Shutterfly, Inc. (“Shutterfly” or the “Company”) is just over a week away.  Marathon Partners Equity Management, LLC, together with its affiliates (“Marathon Partners”), is one of the largest shareholders of Shutterfly, an investment we have held for almost seven years. Do not let the Company mislead you -- our interests are directly aligned with yours.  We appreciate the tremendous support we continue to receive from you in this election contest.  As shareholders, collectively, we have an exciting opportunity to turn over a new leaf at Shutterfly and elect a slate of extremely qualified director candidates who are deeply committed to ensuring that our collective best interests are looked after in the boardroom at all times.

Unfortunately, since the Shutterfly Board of Directors (the “Board”) does not appear to believe it can win on the merits, the Company has resorted to a series of desperate tactics aimed at misleading and confusing shareholders by making obviously false statements regarding Marathon Partners and our plans for Shutterfly.  The Board’s intentions in making these false and misleading statements about us are highly transparent – unfortunately, it appears they will say and do anything, regardless of its validity, to attempt to sway your vote.  We urge you not to be misled and to review the facts and circumstances in making your voting decisions regarding the future of Shutterfly.

Throughout this election contest, we have presented the facts, stuck to the real issues, and have proposed a qualified and well-diversified slate of director nominees with credentials specifically relevant to Shutterfly’s business and current challenges.  We have been, and will continue to be, constructive and professional in our approach to this election contest and to the Company.

We would be remiss, however, not to definitively correct some of the Board’s misinformation for the benefit of all.  While we will not dignify most of the Board’s poorly conceived comments in its recent press release with responses, we hope that fixing some of the most blatant inaccuracies will put an end to the current Board’s shameful and relentless spread of completely false information.  We urge you to pay no heed to the Company’s repeated unprofessional and unethical scare tactics and vote your shares on the BLUE proxy card so we can give ourselves, as shareholders, the highest probability of unlocking substantial value for years to come at Shutterfly.

FALSE SHUTTERFLY CLAIM: Marathon Partners has a short-term “hidden agenda” with short-term interests that may not be aligned with those of Shutterfly shareholders.

THE FACTS: After nearly seven years of continuous ownership, it is clear that Marathon Partners does not bring a short-term agenda to the table as it seeks to protect and grow the value of its investments. It’s not even clear that Shutterfly’s “hidden agenda” conspiracy theory of creating a short-term “pop” and subsequent exit could be created by any single Shutterfly shareholder let alone one willing to go on to the Board in order to effect positive change for all shareholders. It is troubling that this Board would seek refuge in such far-fetched stories instead of working proactively to solve the very real issues that both ISS and Glass Lewis recently identified in their respective reports on this proxy contest.

FALSE SHUTTERFLY CLAIM: Marathon Partners’ Mario Cibelli has put himself, his fund and his own investors in a tenuous position due to Marathon’s concentration in Shutterfly stock.

THE FACTS: Marathon Partners has successfully pursued a concentrated, long-biased investment strategy for over 18 years. The current portfolio is not concentrated any differently than at other times in the past. Given Marathon Partners’ investment style, the liquidity terms available to the underlying investors are designed to encourage a long-term oriented strategy with committed capital. Marathon Partners has a differentiated strategy and its long-term investor base allows it to pursue a strategy that has been rewarding over time.

The Board’s guess as to the percentage of our main fund’s assets allocated to the Company is terribly wrong and, quite frankly, irresponsible. Marathon Partners does have a dedicated special purpose vehicle that owns a significant amount of Shutterfly shares. This fund is the fourth successful special purpose fund that was launched over the past five years. Shutterfly’s attempt to draw conclusions and offer up wild theories attached to our investment style is not productive and a poor use of time when real issues remain unresolved with the Company.

Like any investment manager that has continuously invested capital for an extended period of time, we have seen our fair share of successes and challenges. Cherry-picking a few companies over an 18-year span and then attempting to spin them into a narrative that is somehow relevant to Shutterfly and this proxy contest is desperate and unworthy of debate. We believe executives at several of our portfolio companies over the years would characterize our involvement as positive, supportive and informed. Some companies where our ownership spanned five years or longer include 1-800 CONTACTS, Expedia, Netflix and Outerwall. Our reputation as supportive, informed and contrarian investors with West Coast-based consumer tech companies is firmly intact.

FALSE SHUTTERFLY CLAIM:  If Marathon Partners and its nominees “secure control of over 30% of the Shutterfly Board, we believe that they will aggressively seek to slash investment in the business and borrow substantial sums of money to finance a much larger share buyback that far exceeds the risk a prudent Board should undertake when preserving the competitiveness of the business.”

THE FACTS: We know of no instance in the history of U.S. corporate governance where a significant minority of a board of directors, such as three directors on a nine-member board, was able to unilaterally approve any board actions or proposals.  If elected, Marathon Partners and its nominees are fully committed to work constructively with the other members of the Board to protect the best interests of Shutterfly shareholders while seeking to enhance the value of your investment.  Marathon Partners continues to believe that intelligent repurchases of Shutterfly shares make sense for the Company. While we did advocate for more aggressive share repurchases, it is the Board that began executing share repurchases at a record pace. Given that Marathon Partners does not have any representatives on the Board at this time, it is only the current Board members that have supported the recent $300 million authorization. If they did not believe a buyback was in the best interests of shareholders, they should not have approved it.

Additionally, it is also the Board that approved the issuance of $300 million of debt. Marathon Partners did not make this decision, the Board did. Given the Board’s decision to leverage the business, Marathon Partners has had strong opinions on how such proceeds are best utilized for shareholders, which includes accretive share repurchases and less emphasis on potentially risky M&A.

We are extremely pleased that neither ISS nor Glass Lewis were swayed by Shutterfly’s distasteful rhetoric in this election contest.

Importantly, both ISS and Glass Lewis support the need for change on the Board and have both agreed with our most serious concerns regarding Shutterfly, particularly as they relate to the Company’s consistently troubling executive compensation program.  In fact, citing numerous, serious concerns with the Company’s executive compensation and a lack of responsiveness to shareholder concerns, both ISS and Glass Lewis recommended that shareholders vote against the Company’s “Say on Pay” proposal and proposal to increase the shares available under Shutterfly’s Equity Incentive Plan.   ISS further recommended that Shutterfly shareholders vote the BLUE proxy card to elect two of Marathon Partners’ highly qualified nominees, Mario Cibelli and Thomas D. Hughes, to the Board at the upcoming Annual Meeting.  In its report, ISS stated:

“It is unfortunate that any long-term shareholder has to initiate a proxy contest to fully raise these issues, much less resolve them: a well-functioning board, shareholders have to believe, would have addressed them long before a contest became necessary, else what is the point of electing a board to begin with? Instead, as the evidence the dissidents have presented that years of poor stewardship by the incumbent board have led to an untenable situation in which the interests of shareholders collectively hold little sway in compensation, incentives, and strategy, it appears that significant change at the board level is warranted.”

Glass Lewis has likewise indirectly supported the need for change on the Board by recommending that shareholders withhold on Shutterfly nominee Stephen Killeen for executive compensation shortcoming and, importantly, noted that all three of Marathon Partners’ nominees “have the requisite qualifications to capably serve on the Company’s Board.”

Over the course of this proxy contest, Marathon Partners has purposely avoided bringing up certain interactions and conversations that have occurred over the past two years with certain Board members and executives of the Company in order to preserve a working relationship should our nominees be elected to the Board. Some of these interactions were very unusual and highly challenging for a concerned shareholder to hear when legitimate areas of concern were simply brought up for discussion. At this time, we will continue to be constructive and professional by sticking to the issues at hand and not devolve this proxy contest into a mud-slinging affair.

Importantly, we look forward to moving past this election contest and working constructively with members of management and the Board to effect positive change at Shutterfly on behalf of all shareholders.

With the Annual Meeting less than ten days away, we would like to thank the shareholders who have already cast their vote in support of Marathon Partners’ nominees and we urge all shareholders who have not yet voted their shares to follow the instructions on the BLUE proxy card and vote to elect all three of our highly qualified nominees, Mario Cibelli, Marwan Fawaz and Thomas D. Hughes. If you have already voted to support management’s nominees, there is still time to change your mind and vote for Marathon Partners’ nominees by submitting a BLUE proxy card now that will effectively revoke any earlier proxy you may have granted to the Company.

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR SHUTTERFLY INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

We look forward to your support at the Annual Meeting.

Best Regards,

/s/ Mario Cibelli

Mario Cibelli
Managing Member
Marathon Partners Equity Management, LLC

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

OKAPI PARTNERS LLC
(212) 297-0720
Toll-Free at (877) 297-5990
E-mail: info@okapipartners.com

About Marathon Partners:
Marathon Partners Equity Management, LLC is a fundamental, research intensive investment firm that deploys capital with a long-term investment horizon.

Investor contacts:
Mario Cibelli
Marathon Partners Equity Management, LLC
(212) 490-0399

Bruce Goldfarb / Patrick McHugh
Okapi Partners LLC
(212) 297-0720